Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-180417, 333-186818, 333-194632, 333-202705, 333-210173, 333-214485, 333-216717, 333-223454 and 333-226590 on Form S-8 and in Registration Statement No. 333-222457 on Form S-3 of our reports dated February 27, 2019, relating to the consolidated financial statements of Vocera Communications, Inc. and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 27, 2019